UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Definitive Proxy Statement
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lululemon athletica inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From:	Marti Morfitt
To:	All Global Employees
Subj:	Announcing our new CEO
Date:	April 22, 2026

Hi everyone,

I have the great pleasure of sharing that the Board today has appointed Heidi O’Neill to serve as lululemon’s next CEO.

Following our extensive search process, Heidi emerged as the clear choice to lead our company into its next phase of growth. She has had a powerful and enduring impact throughout her career, by driving results through deep brand connection, product innovation, strong operational execution, as well as category and geographic expansion.

Heidi will start as CEO and join the Board of Directors effective September 8, and she will be relocating to Vancouver, where she will be based.

Throughout the interview process, the more we learned about Heidi and her career, the more apparent it was that we had found the right person to serve as our company’s next CEO. Beginning with our first conversation, she has expressed deep admiration for lululemon and the business we’ve built together. I know she is excited to create its next future with you.

Heidi started her three-decade career at Foote, Cone & Belding and then spent time at Levi Strauss & Co. before joining Nike, Inc., where she has overseen product, brand, marketing, digital, retail, and operations. She helped build Nike from a $9B+ business to a $45B+ global leader, drove expansion across North America, Greater China, EMEA, and Asia Pacific & Latin America, and led an organization with tens of thousands of employees across more than 170 countries. In Heidi’s most recent role as President, Consumer, Product & Brand, she led Nike’s entire global product engine.

Heidi has met the moment, time and time again, through her inspirational leadership and focus on building culture, aligning and guiding teams with agility, and delivering results through sustained periods of growth and transformation. Beyond the facts and figures are the qualities, strengths, and values that Heidi will bring that are essential for this role.

Her leadership style—grounded in authenticity and collaboration—aligns closely with lululemon’s values, and I am confident she will embody and champion our culture through and through. Heidi is consumer-focused and team-centric, and understands the power of aligning an organization behind a meaningful mission and big, inspiring goals. We’re very excited to have her join the team in September.

Until she starts, Meghan Frank and André Maestrini will continue leading the company in their roles as interim Co-CEOs, as we continue to implement our Action Plan focused on product creation, product activation, and enterprise enablement. The Board is truly appreciative of their exceptional leadership and how they are aligning the organization and driving the business forward. Once Heidi is on board, Meghan and André will return to their previous senior leadership roles as we continue to work together to drive momentum as a team. Through their work, and with the support of our SLT and each of you, we are seeing progress as we strengthen our brand, re-accelerate our growth and create value for our shareholders.

I want to thank you for your belief in our company and in each other, and the focus you’re maintaining through this transition. You have helped build an incredible company, and I know we’ll build an amazing future together.

I look forward to connecting with you shortly at our special Town Hall to discuss today’s announcement.

Sincerely,

Marti

From:	Heidi O’Neill
To:	All Global Employees
Subj:	Hello, lululemon
Date:	April 22, 2026

Hi everyone,

It is an honour to have this opportunity to lead lululemon – a company I have long and deeply admired.

My own passion for this work started inside my parents’ small sporting goods store in northern Michigan, where my dad taught me the fundamentals of a customer-first business. I learned early what it means to serve a community, develop new ideas, and work hard as a team. I also saw firsthand the setbacks a business can face, and the integrity, heart and sheer will it takes to come back, and meet and overcome those challenges. I’ve carried those lessons with me through every stage of my career.

The year lululemon opened its first store in Vancouver, I was just beginning my career at Nike. I watched from a distance as this company grew into something genuinely rare: a global brand with a distinctive point of view on product, a deeply loyal guest relationship, and a culture that actually lives its values. That is not something you build by accident. You’ve built something special, and I don’t take that lightly.

What drew me to this role – and what I believe is lululemon’s greatest opportunity – is the intersection of extraordinary product, design, and community. I’ve spent my career at that intersection: building businesses where innovation in product and deep consumer connection are the engine of growth. lululemon has achieved so much already. I believe the best chapter for this brand is ahead of us, and I can’t wait to help write it with you.

As we get to know each other, I’ll ask a lot of questions, and I have a lot to learn. I look forward to sharing more about my leadership perspective on how we can bring together our experience and talents, along with our passion and drive, to co-create and take our guests somewhere new and profound. For now, I’ll just say: I set high expectations for myself, I believe audacious goals are met when teams unite around purpose and product, and I intend to have a lot of fun getting there with you.

See you in September.

Heidi

Important Additional Information and Where to Find It

The company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the company’s stockholders for the company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Certain Information Regarding Participants in the Solicitation

The company, its directors and certain of its executive officers (Meghan Frank, Interim Co-CEO and Chief Financial Officer; André Maestrini, Interim Co-CEO, President, and Chief Commercial Officer; and Shannon Higginson, Chief Legal and Compliance Officer) are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the company’s stockholders in connection with the matters to be considered at the company’s 2026 annual meeting of stockholders. Information regarding the names of the company’s directors and executive officers and certain other individuals and their respective interests in the company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Executive Compensation,” “Executive Compensation Tables,” and “Principal Shareholders and Stock Ownership by Management” of the company’s proxy statement on Schedule 14A in connection with the 2025 annual meeting of stockholders, filed with the SEC on April 29, 2025 (available here). Supplemental information regarding the participants’ holdings of the company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on March 23, 2026 for Charles Bergh (available here); June 11, 2025, December 17, 2025, January 2, 2026, March 17, 2026, March 23, 2026, March 27, 2026, April 1, 2026, and April 2, 2026 for Meghan Frank (available here, here, here, here, here, here, here, and here); June 12, 2025 and March 23, 2026 for Shane Grant (available here and here); June 12, 2025 for Kathryn Henry (available here); June 12, 2025 for Teri List (available here); June 12, 2025 for Alison Loehnis (available here); December 17, 2025, March 17, 2026, March 23, 2026, March 27, 2026, April 1, 2026, April 2, 2026, and April 3, 2026 for André Maestrini (available here, here, here, here, here, here, and here); June 12, 2025 and March 23, 2026 for Isabel Mahe (available here and here); June 12, 2025 and March 23, 2026 for Jon McNeill (available here and here); June 12, 2025, December 18, 2025, and December 29, 2025 for Martha Morfitt (available here, here, and here); June 13, 2025 and March 23, 2026 for David Mussafer (available here and here); and June 12, 2025 for Emily White (available here). Such filings will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 annual meeting of stockholders, if and when they become available. These documents will be available free of charge as described above.

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